                                                                       EXHIBIT 4

                         CO-SALE AND VOTING AGREEMENT
                         ----------------------------

     This CO-SALE AND VOTING AGREEMENT ("Agreement") is dated as of April 28, 2000, by and among Transmedia Network Inc., a Delaware corporation (the "Company"), Samstock, L.L.C., a Delaware limited liability company ("Samstock"), Minotaur Partners II, L.P., an Illinois limited partnership ("MP II"), ValueVision International Inc., a Minnesota corporation ("ValueVision"), Dominic Mangone ("Mangone") and Raymond Bank ("Bank" and, together with MP II, ValueVision and Mangone, the "New Investors"). Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them in
Section 5 hereof.

                                R E C I T A L S

     WHEREAS, reference is hereby made to: (i) that certain Stock Purchase and Sale Agreement, dated as of April 28, 2000, (the "Purchase Agreement") among the Company and the New Investors, pursuant to which the New Investors agreed to purchase from the Company, and the Company has agreed to sell to the New Investors, (a) an aggregate of 1,534,247 newly issued shares of common stock of the Company, par value $.02 per share (the "Common Stock"), and (b) warrants to purchase an additional 3,068,494 shares of Common Stock in the aggregate; and
(ii) that certain Investment Agreement, dated as of even date herewith, among the Company and the New Investors (the "Investment Agreement"). Capitalized terms used and not defined in this Agreement shall have the meanings ascribed to them in the Investment Agreement.

     WHEREAS, the parties desire to establish certain rights and restrictions related to the transfer of Shares.

                               A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     Section 1.  Co-Sale Rights.  In the event that Samstock enters into an
                 --------------
agreement to sell to any independent third party or group of independent third parties, in a single transaction or related series of transactions, other than a Public Sale, such number of Shares as equals or exceeds more than ten percent (10%) of the Shares held by Samstock, Samstock shall first notify the New Investors in writing, of the identity of the proposed purchaser(s), the number of Shares proposed to be sold, the proposed purchase price and terms of sale and an estimate of the Transaction Costs (as defined below) (which estimate shall not be binding on Samstock and shall have no effect on Samstock's or the New Investors' rights or obligations under this Section 1). The New Investors thereupon shall have the right to participate in the proposed sale at the same net price per share and other terms of sale as offered to Samstock; provided,
                                                                    --------
however, that the New Investors' right to participate in the proposed sale shall
-------
be subordinate to the rights of the Stockholder (as such term is defined in each of (i) the Amended and Restated Agreement Among Stockholders (the "Agreement Among Stockholders") dated as of March 3, 1998, by and among Samstock, EGI-Transmedia Investors, L.L.C., a Delaware limited liability company (formerly known as Transmedia Investors, L.L.C., "TNI"), Stockholder and the Company, and
(ii) the Stockholders' Agreement ("Stockholders' Agreement") dated as of March 3, 1998, by and among Samstock, TNI, Stockholder and the Company) to participate in the proposed sale. In order to exercise its co-sale rights, the New Investors, within ten (10) business days after receiving notice from Samstock, shall deliver to Samstock a written election to participate in the sale to the extent allowed by this Section 1. If the New Investors have elected to participate in the proposed sale, the New Investors shall be entitled to sell in the proposed sale a number of Shares equal to the product of (i) the quotient (the "Co-Sale Fraction") determined by dividing the number of Shares owned by the New Investors by the aggregate number of Shares owned by the New Investors and Samstock multiplied by (ii) (a) the total number of Shares to be sold by them in the proposed sale less (b) the total number of Shares that Stockholder shall have elected to sell pursuant to the co-sale rights granted to Stockholder in each of the Agreement Among Stockholders and the Stockholders' Agreement. Notwithstanding anything to the contrary in this Section 1, the sale proceeds to which the New Investors would otherwise be entitled by reason of its participation in a sale pursuant to this Section 1 shall be reduced by an amount equal to the product of the New Investors' Co-Sale Fraction multiplied by the sum of any costs, fees and expenses, including, without limitation, attorneys', accountants' and investment bankers' fees and expenses (collectively, "Transaction Costs"), incurred by Samstock in connection with the sale or the exercise of the New Investors' rights under this Section 1. The New Investors shall, as promptly as practicable and as a condition to its participation, enter into such agreements as shall be reasonably requested by Samstock for the sale of its Shares in the proposed sale.

     Section 2.  Drag-Along Rights. If Samstock owns more Company Voting
                 -----------------
Securities than the New Investors and Samstock enters into an agreement (including an agreement in principle) to sell all of its Shares to any purchaser or group of purchasers (other than any Permitted Assignees or the New Investors), in a single arms-length transaction or related series of arms-length transactions with an independent third party or group of independent third parties, Samstock may require that the New Investors sell all of their Shares to such purchaser or group of purchasers at a net price and on terms and conditions the same as those on which Samstock has agreed to sell its Shares; provided,
                                                                   --------
however, that, notwithstanding the foregoing, prior to the first anniversary of
-------
this Agreement, Samstock shall not be entitled to require the New Investors to sell their Shares if the contemplated transaction would result in an internal rate of return for the New Investors on their initial investment of less than 25% unless Samstock makes a cash payment to the New Investors in such amount as to provide the New Investors with an internal rate of return on their initial investment of 25%. Samstock shall give prompt notice to the New Investors that Samstock has entered into an agreement of the type described in this Section 2, and the New Investors shall, as promptly as practicable, enter into such agreements as shall reasonably be requested by Samstock for the sale of all the Shares in the proposed sale. Notwithstanding anything to the contrary in this
Section 2, the sale proceeds to which the New Investors would otherwise be entitled by reason of its participation in a sale pursuant to this Section 2 shall be reduced by an amount equal to the product of (i) the percentage of Shares to be sold in the proposed sale owned by the New Investors, multiplied by
(ii) the sum of any costs, fees and expenses, including, without limitation, attorneys', accountants' and investment bankers' fees and expenses, incurred by Samstock in connection with the sale or the exercise of Samstock's rights under this Section 2.

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     Section 3.  Samstock and MP II Board Seat.
                 -----------------------------

          (a) So long as Samstock is entitled to designate one or two directors in accordance with the provisions of Section 4.4 of the Second Amended and Restated Investment Agreement dated as of June 30, 1999 among the Company, Samstock, EGI-Transmedia Investors, L.L.C., a Delaware limited liability company (formerly known as Transmedia Investors, L.L.C.), and, solely with respect to
Section 5 of this agreement, Robert M. Steiner, as trustee under declaration of trust dated March 9, 1983, as amended, establishing the Robert M. Steiner Revocable Trust, each New Investor shall vote all Company Voting Securities owned of record by such New Investor or with respect to which such New Investor has voting control in favor of the election of Samstock's designee or designees to the Company's Board of Directors.

          (b) So long as MP II is entitled to designate one director in accordance with the provisions of Section 4.4 of the Investment Agreement, Samstock shall vote all Company Voting Securities owned of record by Samstock or with respect to which Samstock has voting control in favor of the election of MP II's designee to the Company's Board of Directors.

     Section 4.  Stockholder Proposal. Samstock shall vote all Company Voting
                 --------------------
Securities owned of record by Samstock or with respect to which Samstock has voting control in favor of the Proxy Proposal (as defined in the Purchase Agreement).

     Section 5.  Certain Definitions.
                 -------------------

     "Affiliate" means, with respect to a specified Person, any Person that
      ---------
directly or indirectly controls, is controlled by, or is under common control with, the specified Person; "control" means the possession, directly or
                             -------
indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Permitted Assignee" means:
      ------------------

          (i) with respect to the Transfer of Shares by Samstock, any Affiliate of Samstock or any stockholder, partner or member of any such Affiliate; and

          (ii) with respect to any Transfer of Shares by any New Investor, any Minotaur Investor.

     "Person" means an individual, a corporation, a partnership, a limited
      ------
liability company, a joint venture, an association, a joint-stock company, a trust, a business trust, a government or any agency or any political subdivision, any unincorporated organization or any other entity.

     "Public Sale" means a bona fide sale of Shares either in "broker's
      -----------
transactions" within the meaning of Section 4(4) of the Securities Act of 1933, as amended, or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended.

     "Shares" means all shares of Company Voting Securities, whether now owned
      ------
or hereafter acquired.

     "Transfer" means any voluntary or involuntary, direct or indirect,
      --------
transfer, sale, assignment, donation, pledge, hypothecation, issuance, grant of a security interest in or other disposition or attempted disposition of Shares or any right or interest whatsoever therein, including, without limitation, by operation of law or otherwise, whether with or without consideration or value, and whether for cash, other securities or other property and specifically including any share for share or similar exchange; provided, however, that:

          (i) any pledge or hypothecation of or grant of security interest in Shares by any New Investor which is either approved by Samstock in writing prior to the pledge, hypothecation or grant of security interest or is effected by Samstock or any Affiliate of Samstock shall not constitute a "Transfer" of Shares for any purpose under this Agreement; and

          (ii) any Transfer effected as a result of a New Investor's death, pursuant to the laws of descent and distribution, by operation of law or otherwise, to such New Investor's spouse, children, grandchildren, parents, siblings, in-laws, nieces and/or nephews or a trust established for any of their benefit, shall not constitute a "Transfer" of Shares for any purpose under this Agreement, provided each transferee of Shares executes a counterpart to this Agreement, whereupon such transferee shall hold such Shares subject to all of the provisions of this Agreement, as if the transferor were the holder of Shares held by the transferee.

     Section 6.  Notices. All notices, and other communications hereunder shall
                 -------
be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile, to the appropriate address or facsimile number set forth below (or at such other address or facsimile number for a party as shall be specified by like notice):

               if to Samstock:

               Equity Group Investments, L.L.C.
               Two N. Riverside Plaza - Suite 600
               Chicago, IL  60606
               Attention: Rod Dammeyer
               Fax: (312) 454-0610

               with an additional copy to:

               Equity Group Investments, L.L.C.
               Two N. Riverside Plaza - Suite 600
               Chicago, IL  60606
               Attention:  Joseph M. Paolucci, Esq.

                    Vice President, Deputy General Counsel
               Fax: (312) 454-0335

               if to any Investor, at their respective addresses set forth on the signature pages hereto.

               with an additional copy to:

               Altheimer & Gray
               10 South Wacker Drive, Suite 4000
               Chicago, IL  60606
               Attention: Michael Altman, Esq.
               Fax: (312) 715-4800

               if to the Company:

               Transmedia Network Inc.
               11900 Biscayne Boulevard
               Miami, Florida  33181
               Attention: Chief Executive Officer
               Fax: (305) 892-3342

               with a copy to:

               Morgan, Lewis & Bockius LLP
               101 Park Avenue
               New York, New York  10178
               Attention: Stephen P. Farrell, Esq.
               Fax:  (212) 309-6273

     Section 7.  Termination. This Agreement shall terminate and its provisions
                 -----------
shall be of no further force and effect if (i) the Minotaur Investors shall, at any time, cease to own in the aggregate Company Voting Securities representing at least five percent (5%) of all Company Voting Securities outstanding or (ii) contemporaneously with the termination of the Purchase Agreement in accordance with Section 7.1 thereof.

     Section 8.  Remedies. Any party having rights under this Agreement may
                 --------
enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and, accordingly, in addition to all other remedies available to any party, such party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, the provisions of this Agreement.

     Section 9.  Entire Agreement.  This Agreement, together with the Purchase
                 ----------------
Agreement and the Investment Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto. Except as contemplated by this Agreement, no Person who is not an original party to this Agreement may become a party hereto without the written consent of each of the parties hereto.

     Section 10. Non-Waiver. The failure in any one or more instances of a party
                 ----------
to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

     Section 11. Counterparts.  This Agreement may be executed in multiple
                 ------------
counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     Section 12. Severability.  The invalidity of any provision of this
                 ------------
Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     Section 13. Applicable Law. This Agreement shall be governed and controlled
                 --------------
as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

     Section 14. Binding Effect; Benefit, Non-circumvention. This Agreement
                 ------------------------------------------
shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No New Investor shall take any action, alone or in concert with any other person, to circumvent any of the provisions of this Agreement.

     Section 15. Assignability.  This Agreement shall not be assignable by any
                 -------------
party without the prior written consent of each of the other parties; provided,
                                                                      --------
however, that, notwithstanding the foregoing, MP II, ValueVision, Mangone or
-------
Bank may assign its or their rights and obligations hereunder to any Permitted Assignee, upon the receipt by the Company of the agreement in writing of any such Permitted Assignee to be bound by the terms this Agreement.

     Section 16.  Headings.  The headings contained in this Agreement are for
                  --------
convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     Section 17.  Joint Action by the New Investors.  For purposes of Sections 1
                  ---------------------------------
and 2 of this Agreement, MP II, ValueVision, Mangone, Bank and any of their Permitted Transferees shall act through a single representative; provided that each of the foregoing shall be entitled to individually determine whether it will exercise its rights under Section 1 hereof. Such representative shall initially be MP II, c/o Paul Lapping and Ed Finnegan, and such representative may be replaced upon notice to the Company and Samstock by agreement of MP II, ValueVision, Mangone, Bank and any of their Permitted Transferees.

     IN WITNESS WHEREOF, the undersigned have executed this Co-Sale and Voting Agreement as of the day and year first above written.


                              MINOTAUR PARTNERS II, L.P.
                              By:  Minotaur Partners II, L.L.C.
                              Its: General Partner

                              By:  Minotaur Partners II, Inc.
                              Its: Manager


                              /s/ Edward G. Finnegan, Jr.
                              ---------------------------------------------
                              By:  Edward G. Finnegan, Jr.
                              Its: Principal
                              Address: 150 South Wacker Drive
                                       ------------------------------------
                                       Suite 470
                              ---------------------------------------------
                                       Chicago, Illinois  60606
                              ---------------------------------------------



                              VALUEVISION INTERNATIONAL INC.


                              /s/ Richard Barnes
                              ----------------------------------------------
                              By: Richard Barnes
                              Its: Senior Vice President and
                                   Chief Financial Officer
                              Address: 6740 Shady Oak Road
                                       -------------------------------------
                                       Eden Prairie, Minnesota  55344
                              ----------------------------------------------

                              /s/ Dominic Mangone
                              ----------------------------------------------
                              DOMINIC MANGONE
                              Address: 6N 271 James Court
                                       -------------------------------------
                                       Medinah, Illinois  60157
                              ----------------------------------------------

                              /s/ Raymond Bank
                              ----------------------------------------------
                              RAYMOND BANK
                              Address: P.O. Box 106
                                       -------------------------------------
                                       Butler, Maryland 21023
                              ----------------------------------------------

                              SAMSTOCK, L.L.C.


                              /s/ Rod F. Dammeyer
                              ----------------------------------------------
                              By: Rod F. Dammeyer
                              Its: Vice President


                              TRANSMEDIA NETWORK INC.


                              /s/ Gene M. Henderson
                              ----------------------------------------------
                              By: Gene M. Henderson, President and
                                  Chief Executive Officer